Exhibit 99.1

Contact Information:
Suzanne DuLong, VP IR & Corporate Comm
GMCR
T: 802-488-2600
Investor.Services@GMCR.com

Katie Gilroy, Corp Comm Manager
GMCR
T: 781-205-7345

FOR IMMEDIATE RELEASE

Green Mountain Coffee Roasters’ Board of Directors Elects Norman H. Wesley as Chairman; David Mackay as Independent Director

Interim Chairman Michael J. Mardy Returns to Role as Audit Chair

Recent Appointments Further Enhance Skills, Experience and Attributes of the Board of Directors while Providing Strong Leadership for Future Growth

WATERBURY, Vt. (December 18, 2012) — Green Mountain Coffee Roasters, Inc., (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and coffee makers, today announced several changes to its Board of Directors including the election of Norman H. Wesley to the role of Chairman of the Board of Directors and the appointment of A.D. “David” Mackay as an independent Director. Michael J. Mardy, who had previously served as interim Chairman of the Board, will continue in his role as Audit Committee Chair.  Effective December 12, 2012, Mr. Mackay became a Class III Director with a term that expires at the Company’s 2014 Annual Meeting where he will stand for election by shareholders. His addition expands GMCR’s Board of Directors to ten members, eight of whom are independent.

Mr. Wesley, stated, “I am honored to assume the Chairmanship of such an innovative and dynamic company and would like to formally thank Mike Mardy for undertaking that responsibility on an interim basis. Our Board also is pleased to welcome David Mackay, a highly accomplished executive, to the Board. It remains clear to our entire Board that GMCR is executing against a substantial opportunity, and the new leadership on the Board, and recently appointed CEO, Brian Kelly, positions the company for success.”

A.D. “David” Mackay, 57, served as the Chief Executive Officer of Kellogg Company from December 2006 to January 2011 and as its President from August 2003 to January 2011. Prior to that experience, he served as the Chief Operating Officer of Kellogg from 2003 to 2006.

In addition to his rich consumer product background Mackay brings significant international experience to the Board of GMCR, derived from his roles at Kellogg Australia, United Kingdom and Republic of Ireland, as well as his role as Managing Director of Sara Lee Bakery in Australia. Mr. Mackay is currently the Non-Executive Chairman of Beam, Inc., serves on the Board of Directors of Fortune Brands Home & Security, Inc., and Woolworths Ltd. Australia. He previously served as a Director of Kellogg Company and of Fortune Brands, Inc.

Mr. Mackay stated, “Through its ability to marry consumer insight and real innovation, GMCR has driven extraordinary growth in the coffee category and I believe the Company can further leverage its single-serve expertise to drive additional category expansion and opportunity.  There is no doubt in my mind that the Company has a unique platform, a strong connection with the consumer and a great opportunity to deliver on its financial goals. I look forward to getting to know my fellow directors and collectively focusing on the long-term operating success of the Company.”

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® Single Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in sustainably-grown coffee, and donating a portion of its pre-tax profits to social and environmental projects.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news.

Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements”. Generally, these statements may be identified by the use of words such as “may,” “will,” “would,” “expect,” “should,” “anticipate,” “estimate,” “believe,” “forecast,” “intend,” “plan” and similar expressions intended to identify forward-looking statements. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the ability to maximize or successfully assert our intellectual property rights, the success of introducing and producing new product offerings, ability to attract and retain senior management, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, and the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber-attacks, and other risks described in the Company’s filings with the Securities and Exchange Commission.

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